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                                                                    EXHIBIT 99.1



    [GRAPHIC]                                              INVESTOR CONTACT:
US DIAGNOSTIC INC.                                         Investor Relations
                                                           (561) 832-0006
                                                           Website: www.usdl.com

                                                           FOR IMMEDIATE RELEASE


                US DIAGNOSTIC INC. ANNOUNCES SALE OF BUSINESS AND
                               CHAPTER 11 FILINGS

WEST PALM BEACH, FLORIDA, SEPTEMBER 13, 2002 - US Diagnostic Inc. (OTC Bulletin
Board: USDL) ("USD") today announced that it has signed a definitive agreement to sell its diagnostic imaging business to DVI Financial Services Inc. ("DVIFS"), or its designee. DVIFS, together with DVI Business Credit Corporation ("DVIBC," and, collectively with DVIFS, "DVI"), is the Company's primary senior lender. DVIFS has indicated that it will assign its purchase rights under the definitive agreement to an affiliate of PresGar Medical Imaging, Inc., a privately held company that owns and operates a number of diagnostic imaging centers in various locations around the country. The sale will be for an aggregate purchase price equal to approximately $14.0 million in cash, a waiver of distribution in the bankruptcy case on account of DVI's unsecured claims arising under approximately $30 million of indebtedness owed by USD to DVI (inclusive of potential penalties, charges and fees), and the assumption of other specified contractual liabilities of the Company owing to parties other than DVI, including approximately $7.5 million of other secured debt. DVI will acquire substantially all of the assets and will assume specified liabilities and contracts of USD and its subsidiaries which own and operate 21 fixed site diagnostic imaging facilities. DVI will reserve its rights to secured claims against certain USD property. As required by the agreement, USD and certain of its non-operating subsidiaries today initiated a Chapter 11 bankruptcy case under the United States Bankruptcy Code in United States Bankruptcy Court for the Southern District of Florida, seeking Bankruptcy Court approval of the transaction. In accordance with the definitive agreement, the sale of assets will be subject to higher and better offers pursuant to bidding procedures to be approved by the Bankruptcy Court including customary break-up and cost reimbursement payments under certain circumstances.

In addition to Bankruptcy Court approval, the sale is contingent upon the receipt of various third party consents and customary closing conditions.

USD also filed a reorganization plan under which (i) unsecured creditors would receive partial payments from the proceeds of the sale to DVIFS or its designee and (ii) USD's remaining assets would be liquidated. Under the plan, unsecured creditors of USD would receive 100% of the equity in the reorganized company and current equity holders of USD would not receive any distribution in respect of their equity interests.

USD anticipates that its diagnostic imaging centers will continue to operate as usual pending the sale. To this end, in conjunction with the voluntary Chapter 11 petitions, USD has asked the Bankruptcy Court to consider a variety of "first day motions" to support its employees, vendors, customers and other constituents. These include motions seeking court permission to continue payments for employee payroll and health benefits; to use cash collateral and maintain cash management programs; and to retain legal and accounting professionals to support the company's reorganization efforts.
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         Vendors and suppliers, including radiologists and healthcare professionals, to USD's operating subsidiaries, which have not filed for Chapter 11 protection, should continue to receive payments in the ordinary course of business. In accordance with applicable law and court orders, however, vendors and suppliers which before the Chapter 11 filing have provided goods or services to US Diagnostic or the USD subsidiaries that filed for Chapter 11 protection may have pre-petition claims, which will remain unpaid pending court authorization of payment or consummation of a plan of reorganization/liquidation.

U S Diagnostic is an independent provider of radiology services with locations in nine states and owns and operates 22 fixed site diagnostic imaging facilities.

         STATEMENTS CONTAINED IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS ARE BASED LARGELY ON THE COMPANY'S EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO, THE SUCCESSFUL COMPLETION OF THE TRANSACTIONS CONTEMPLATED BY THE DEFINITIVE AGREEMENT WITH RESPECT TO THE SALE OF THE COMPANY'S OPERATING ASSETS TO ITS SENIOR LENDER OR SUCH LENDER'S DESIGNEE, THE EFFECT OF THE ANTICIPATED CHAPTER 11 BANKRUPTCY FILING IN THE NEAR FUTURE ON THE COMPANY'S BUSINESS, THE ULTIMATE APPROVAL BY CREDITORS AND THE BANKRUPTCY COURT OF THE CONTEMPLATED PLAN OF REORGANIZATION, ECONOMIC, COMPETITIVE AND OTHER FACTORS AFFECTING THE COMPANY'S OPERATIONS, MARKETS AND STRATEGIES, ADEQUATE COLLECTION OF ACCOUNTS RECEIVABLE, GOVERNMENT REGULATIONS INVOLVING THE COMPANY, FACTS AND EVENTS NOT KNOWN AT THE TIME OF THIS PRESS RELEASE, AND OTHER FACTORS DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. MANY OF THESE FACTORS ARE BEYOND THE COMPANY'S CONTROL. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THERE CAN BE NO ASSURANCE THAT THE RESULTS ANTICIPATED IN THE FORWARD-LOOKING INFORMATION IN THIS PRESS RELEASE WILL, IN FACT, OCCUR.